Exhibit 4.10

Exclusive Technology and Consulting Service Agreement

This Exclusive Technology and Consulting Service Agreement (hereinafter referred to as “this Agreement”) is made and entered into by and between the following parties on September 25, 2024:

A.	Beijing ZSZQ Network Technology Co., Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its registered address at Room 3073, 3rd Floor, Building 1, Jianxiyuan Zhongli, Haidian District, Beijing (hereinafter referred to as “Party A”);

B.	Wuhan Young Will Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 6, Floor 34, Unit 1, Building 10 (Puti Jin International Financial Center), No. 336 Xudong Avenue, Shuiguohu Subdistrict, Wuchang District, Wuhan (hereinafter referred to as “Party B”).

In this Agreement, Party A and Party B are collectively referred to as the “Parties” and individually as a “Party.”

Whereas:

1.	Party A is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter referred to as “China”) and has the resources and qualifications to provide technology development, consultation, and services for Party B;

2.	Party A agrees to provide Party B with technology development, consultation, and related services, and Party B agrees to accept such technology development, consultation, and related services provided by Party A.

Through amicable consultation, the Parties have reached a consensus on matters on the provision of technology consultation and related services. To clarify the rights and obligations of both Parties, this Agreement is hereby entered into for mutual compliance.

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I.	Technology Development, Consultation, and Services; Exclusive and Proprietary Rights and Interests

1.	In accordance with the terms and conditions of this Agreement, Party B hereby authorizes Party A as its exclusive service provider to provide comprehensive business support, technical services, and consulting services to Party B during the term of this Agreement, which shall include all or any part of services within the scope of Party B’s business as determined by Party A from time to time. Should Party B request any services from Party A that are not covered by Party A’s business license, Party A shall apply to expand its business scope to the maximum extent permitted by law and provide the relevant services upon obtaining approval to expand its business scope.

2.	Party B agrees to accept technology development, consultation, and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, Party B shall not accept any same or any similar technology development, consultation, and services provided by any third party concerning the foregoing business during the term of this Agreement.

3.	Party A shall have exclusive and proprietary rights and interests in any and all rights and interests arising from the performance of this Agreement, including but not limited to any related ownership, copyrights, patent rights, and other intellectual property rights, technical secrets, trade secrets, and others, whether developed by Party A itself or developed by Party B based on Party A’s original intellectual property.

4.	In order to guarantee that Party B meets the cash flow requirements in its routine operation and/or offsets any losses incurred in the course of its operation, Party A may, at its own discretion, decide whether to provide financial support for Party B (only to the extent permitted by Chinese laws), whether or not Party B actually incurs any such operating loss. Should Party A choose to provide financial support for Party B, Party B must accept such financial support provided by Party A. Party A may do so in the form of an entrusted loan from banks or offering a loan by itself and shall sign a separate contract on such entrusted loan or loan with Party B.

5.	Way of Service Provision by Party A

(a)	Party A and Party B agree that during the term of this Agreement, the Parties may enter into and sign other technical service agreements and consulting service agreements directly or through their respective related parties and that such agreements shall specify the specific contents, ways, personnel, and fees for specific technical services and consulting services.

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(b)	For the purpose of fulfilling this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may enter into and sign an intellectual property (including but not limited to software, trademarks, patents, and technical secrets) license agreement directly or through their respective related parties, and that such an agreement shall permit Party B to use Party A’s related intellectual property rights at any time when necessary for Party B’s business.

(c)	For the purpose of fulfilling this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may enter into and sign an equipment or factory leasing agreement directly or through their respective related parties and that such an agreement shall permit Party B to use Party A’s related equipment or factory at any time when necessary for Party B’s business.

(d)	Party A may, at its own discretion, subcontract part of the services hereunder provided for Party B to a third party.

II.	Calculation and Payment of the Service Fees

1.	The Parties agree that Party B shall pay the fees for the technology development, consultation, and services provided by Party A hereunder for Party B (the “Service Fees”) to Party A on an annual basis (or at any other time otherwise agreed by the Parties), and that such Service Fees shall be calculated subject to the actual service contents. In principle, Party B shall pay Party A 100% of its audited consolidated total profits. However, the Parties may determine the specific amount of the Service Fees through separate negotiations.

2.	The amount of the Service Fees shall be determined by the following factors:

(a)	Difficulty of technology development and complexity of management services;

(b)	Time needed by Party A for providing such technology development and management services; and

(c)	Specific contents and commercial value of the technology development, and management services.

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3.	Party B shall provide Party A with the financial statements and all operating data, business contracts and financial information of Party B in the year within thirty (30) days at the end of each fiscal year. Should Party A have any doubts about the financial information provided by Party B, Party A may appoint a reputable independent accountant to audit the relevant information, for which Party B shall give cooperation.

4.	The Parties agree upon the payment of the Service Fees as set forth below:

Party A shall issue valid invoices to Party B on an annual basis. Party B shall pay the fixed service fees incurred for the relevant year to Party A in lump sum within forty-five (45) days upon the receipt of the invoice through the payment method agreed upon separately by the Parties.

5.	Party B shall pay the Service Fees to the bank account designated by Party A in a timely manner as set forth in this clause. Should Party A change its bank account, it shall notify Party B in writing at least seven (7) working days in advance. All bank charges incurred by payment shall be at the cost of Party B.

6.	The tax liabilities arising from the performance of this Agreement shall be borne by Party B.

7.	The Parties agree that the payment of the foregoing Service Fees should not, in principle, cause either Party to face difficulties in their operations for the current year. For this purpose, and within the limits of achieving such a principle, Party A may, at its sole discretion, agree to allow Party B to delay the payment of the Service Fees.

8.	The Service Fees payable by Party B to Party A hereunder shall be secured by a pledge of all the equity interests in Party B held by its shareholders.

III.	Representations and Warranties

1.	The Parties, respectively, represent and warrant to each other that on the date of executing this Agreement:

(a)	It is a company duly incorporated, validly existing, and in good standing in accordance with the law of the People’s Republic of China;

(b)	It enters into and performs this Agreement within its corporation power and business scope; that it has taken necessary corporate actions and obtained necessary authorizations as well as all consents and approvals from third parties and government authorities while not violating the restrictions of binding laws and contracts;

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(c)	Upon its execution, this Agreement shall become legal, valid, binding on, and enforceable against it in accordance with the terms of this Agreement.

(d)	The execution, delivery, and performance of this Agreement: (a) will not conflict with, or violate the terms of, or, with the passage of time or upon notice, become in violation of: (i) its business license, articles of association, permits, government approvals for its establishment, agreements in connection with its establishment, or any other constitutive documents; (ii) any laws of the PRC or any other laws by which it is bound; and (iii) any contracts or other documents to which it is a party or by which it is or its assets are bound; (b) will not result in the creation of any liens or other encumbrances on its assets, or cause any third party to have the right to create any liens or encumbrances on its assets; (c) will not result in the termination or modification of any clauses of any contracts or other documents to which it is a party or by which it is or its assets are bound, or cause any other third party to have the right to terminate or modify such clauses; and (d) will not result in the suspension, revocation, impairment, forfeiture, or non-renewal upon expiration of any approvals, licenses, registrations, or similar authorizations from any government authority applicable to it.

2.	Party B hereby further represents and warrants to Party A as follows:

(a)	Party B shall timely and fully pay the Service Fees to Party A as agreed upon herein;

(b)	During the service term, Party B shall actively cooperate with the provision of services by Party A, and accept reasonable suggestions and advice from Party A regarding Party B’s business.

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IV.	Confidentiality

1.	The Parties acknowledge that any oral or written information exchanged between them for the purpose of this Agreement shall be deemed as confidential information (the “Confidential Information”). Either Party shall keep confidential all such Confidential Information and shall not disclose any relevant Confidential Information to any third party without the written consent of the other Party, except for confidential information (a) that comes to or will come to public domain (other than through the receiving Party’s disclosure to public); (b) that is required to be disclosed pursuant to the applicable laws or the regulations or rules of any stock exchange; or (c) that needs to be disclosed by either Party to its legal advisors or financial advisors in connection with any transactions hereunder, where such persons are also bound by confidentiality obligations similar to those provided in this clause. Disclosure of any Confidential Information by employees or organizations of either Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall be held liable therefor.

2.	The Parties agree that this clause shall survive the modification, dissolution or termination of this Agreement.

V.	Indemnity

The Parties agree and acknowledge that if either Party (the “Breaching Party”) substantially breaches any provision of this Agreement or substantially fails to perform or delays the performance of any obligation hereunder, it shall constitute a breach of this Agreement (the “Breach”), where the non-breaching Party (the “Non-Breaching Party”) shall be entitled to require the Breaching Party to correct or take remedial actions within a reasonable period. If the Breaching Party fails to do so within the reasonable period or within thirty (30) days upon the Breaching Party being notified in writing by the Non-Breaching Party to demand correction, the Non-Breaching Party shall be entitled to require compulsory performance of the Breaching Party’s obligations hereunder and to claim full damages from the Breaching Party incurred thereby.

Party B shall indemnify Party A in full amount from any losses, damage, obligations, and /or expenses caused by any lawsuit, claims, or other demands against Party A arising from or caused by the technology development, consultation, and services provided as required by Party B, and shall defend, and hold Party A harmless from any damage and loss caused by acts of Party B or requested by any third party as a result of Party B’s acts, provided that any foregoing lawsuits, claims and other requests that arise from any willful misconduct or gross negligence of Party A are excluded.

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VI.	Effectiveness and Period of Validity

1.	This Agreement has been executed and shall enter into force from the date indicated at the beginning hereof. Unless it is terminated in advance in accordance with this Agreement or other related agreements concluded by the Parties, this Agreement shall remain valid and effective for twenty (20) years.

2.	The validity period of this Agreement may be extended upon written confirmation by Party A prior to its expiration. The extension shall be for a period of ten (10) years or for a period to be determined by consensus between the Parties to this Agreement.

VII.	Termination

1.	Unless renewed in accordance with the relevant terms hereof, this Agreement shall terminate on the date of expiration.

2.	Unless Party A becomes bankrupt or is dissolved or terminated in accordance with the law during the term of this Agreement, this Agreement shall not be terminated early. If Party B becomes bankrupt or is dissolved or terminated in accordance with the law prior to the expiration date of this Agreement, this Agreement shall automatically terminate. Notwithstanding the foregoing, Party A shall always have the right to terminate this Agreement by providing thirty (30) days’ prior written notice to Party B at any time. For the avoidance of doubt, unless otherwise provided by law or as agreed in this Agreement, Party B shall not unilaterally terminate or rescind this Agreement under any circumstances.

3.	The rights and obligations of the Parties under Articles IV, V, and VIII hereof shall survive the termination of this Agreement.

VIII.	Dispute Resolution

In the event of any dispute arising between the Parties regarding the interpretation or performance of the provisions of this Agreement, the Parties shall seek to resolve the dispute in good faith through negotiation. If the dispute is not resolved within thirty (30) days after one party sends a written notice requesting negotiation, any party may submit the dispute to the Wuhan Arbitration Commission, which will resolve the dispute according to its then-effective arbitration rules. The place of arbitration shall be Wuhan, and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on both Parties.

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IX.	Force Majeure

1.	“Force Majeure Event” refers to any event beyond the reasonable control of a party that could not have been avoided despite reasonable efforts by the affected party, including but not limited to governmental actions, natural forces, fire, explosion, storms, flooding, earthquakes, tidal waves, lightning, or war. However, issues such as credit, funds, or financing shortages shall not be considered force majeure events. The Party that is affected by any force majeure event and seeks to be exempted from any performance liability hereunder shall notify the other Party of such force majeure events as soon as practical and inform the other Party of the details of the force majeure events.

2.	When the performance of this Agreement is delayed or impeded by force majeure as defined in the foregoing, the Party affected by force majeure shall not be subject to any liability under this Agreement for such delay or impediment to the extent of such delay or impediment. The Party affected by the force majeure shall take appropriate measures to minimize or eliminate the effects of the force majeure and shall endeavor to resume the performance of its obligations delayed or impeded by the force majeure. After the end of the force majeure event, both Parties agree to use their best efforts to resume the performance of this Agreement.

X.	Notices

Unless a written notice of change of address is provided, any notice under this Agreement shall be delivered to the following addresses by either delivery in person or registered mail. If the notice is sent by registered mail, the delivery date shall be deemed to be the date recorded on the receipt of the registered mail. If the notice is delivered in person, the delivery date shall be the date of delivery.

Party A:	Beijing ZSZQ Network Technology Co., Ltd.
Address:	Young Will, 34th Floor, Shanhe Building, Wuchang District, Wuhan City
Tel:
Recipient:

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Party B:	Wuhan Young Will Ltd.
Address:	Young Will, 34th Floor, Shanhe Building, Wuchang District, Wuhan City
Tel:
Recipient:

XI.	Assignment

Without Party A’s prior written consent, Party B shall not assign its rights and/or obligations hereunder to any third party.

XII.	Severability

If any provision of this Agreement is found to be invalid or unenforceable due to its inconsistency with applicable laws, such provision shall be invalid or unenforceable only within the jurisdiction of the relevant laws, without affecting the legal validity of the remaining provisions of this Agreement.

XIII.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

XIV.	Miscellaneous

1.	This Agreement shall be legally binding on the Parties and their respective lawful successors and assignees.

2.	The failure or delay of either Party to exercise any right hereunder shall not constitute a waiver of such right by the Party, and the exercise or partial exercise of any right hereunder by either Party shall not preclude its future exercise of such right.

3.	Any modifications or supplements hereto shall be made in writing and agreed upon by the Parties. Any modified or supplementary agreements hereto executed by the Parties shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

4.	This Agreement is written in Chinese. Originals may be produced in one or more counterparts as necessary, and each counterpart shall have the same legal effect.

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This page has no text and is the signature page of the Agreement.

Beijing ZSZQ Network Technology Co., Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Wuhan Young Will Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Signature Page of the Exclusive Technology and Consulting Service Agreement